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Exhibit 99

For more information contact:
Bette Floray, Chief Financial Officer—(206) 340-4727
Joe Sexton, Corporate Relations (360) 679-4181

PACIFIC NORTHWEST BANCORP
ANNOUNCES STOCK REPURCHASE PLAN

        Seattle, WA—January 22, 2002—The Board of Directors of Pacific Northwest Bancorp (Nasdaq: PNWB) today authorized the purchase of up to 5% of its outstanding shares of common stock in the open market over the next twelve months. "The Board of Directors believes that our stock represents a good investment opportunity. The share repurchases will provide good use of capital and increase the returns for our shareholders," said Patrick M. Fahey, President and Chief Executive Officer. As of December 31, 2001, there were approximately 15.6 million shares of Pacific Northwest Bancorp common stock outstanding.

        Pacific Northwest Bancorp conducts financial services business through 55 financial centers in western and central Washington through its bank subsidiary, Pacific Northwest Bank. Investment products are available through Pacific Northwest Financial Services, Inc. and insurance products are available through Pacific Northwest Insurance Agency, Inc., both subsidiaries of Pacific Northwest Bank.

        This press release contains forward-looking statements with respect to Pacific Northwest Bancorp's future plans and strategies including expectations of its future financial results. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) projected business increases and efficiencies from conversion and integration are lower than expected; (2) general economic conditions nationally, and in the state of Washington, are less favorable than expected; (3) changes in the interest rate environment reduce interest margins and affect funding sources; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and (5) loan delinquency rates are higher than expected.

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PACIFIC NORTHWEST BANCORP ANNOUNCES STOCK REPURCHASE PLAN